Exhibit 99.1

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SOURCE: eXp World Holdings, Inc.

eXp World Holdings, Inc. Reports Record Fourth Quarter and Full Year 2016 Financial Results

2016 Agent Growth of 178%; Drives Revenue Growth of 137% to Record $54.2 Million

BELLINGHAM, WA --(Marketwired - April 03, 2017) - eXp World Holdings, Inc. (OTCQB: EXPI), the holding company for eXp Realty LLC, The Agent-Owned Cloud Brokerage®, has provided a corporate update and its financial results for the fourth quarter and full year ended December 31, 2016.

2016 Company Highlights

•	Revenues in 2016 increased 137% to $54.2 million compared to $22.9 million in 2015.
•	Net loss in 2016 increased to $(26.0) million, or $(0.51) per diluted share, compared to net loss of $(4.6) million, or $(0.09) per diluted share in 2015. The net loss in 2016 was primarily due to non-cash charges as a result of a $20.5 million valuation increase of the intrinsic value of certain options due to an increase in share price during the period, and a $4.3 million increase in stock compensation expense. This compares to a $3.4 million valuation increase of the intrinsic value of certain options and a $1.2 million increase in stock compensation expense in 2015.
•	Adjusted EBITDA (a non-GAAP financial measure) increased 397% to $1.6 million in 2016, compared to $0.3 million in 2015.
•	Agents and brokers on the eXp Realty platform increased 178% to 2,401 in 2016, compared to 864 at the end of 2015. On March 15, 2017, the number of agents and brokers surpassed 3,000.

Management Commentary

"2016 established us as one of the largest and fastest growing brokerages in North America as we nearly tripled in size over the past year," said Glenn Sanford, Founder, CEO and Chairman of eXp World Holdings, Inc. "Our strong revenue and adjusted EBITDA growth in 2016 showcases the leverage in our model, which we expect to continue to be evident as we execute on our overall strategy.

"Driving this is our cloud-based brokerage model, which creates a strong value proposition for agents and has allowed us to attract some of the top producers, as well as some of the highest ranking teams, throughout the U.S. and Canada. We have become a leading brokerage of choice for agents due to eXp Realty's unique value proposition.

"Throughout 2016 and into 2017, we have continued to focus on investing in the infrastructure and tools necessary to support our growth and ensure scalability of eXp's Realty's business model. The investments we are making today will allow us to support a much larger, more mature organization well into the future. We expect our robust growth to continue to increase both in terms of agent count and revenues, along with our value proposition to our agent-owners and shareholders."

Fourth Quarter 2016 Financial Results

Revenues increased 181% to a record $18.0 million in the fourth quarter of 2016, compared to $6.4 million in the fourth quarter of 2015. Sequentially, revenues increased 14% when compared to revenue of $15.8 million in the third quarter of 2016. This growth is a direct result of the increased agent count and corresponding higher revenues realized by the Company's real estate brokerage division, eXp Realty.

In the fourth quarter of 2016, eXp Realty added 585 agents and brokers to its platform, an increase of 309% when compared to 143 agents and brokers added in the fourth quarter of 2015. This represents a sequential increase of 32% when compared to 418 agents added in the third quarter of 2016. eXp Realty ended 2016 with 2,401 real estate professionals on its platform across 42 states, the District of Columbia and Alberta, Canada. On March 15, 2017, eXp Realty surpassed the 3,000 agent milestone on its platform.

During the fourth quarter of 2016, operating loss was $4.7 million, compared to a $1.0 million operating loss in the same quarter of 2015. The increase in operating loss was primarily due to a significant increase in non-cash stock compensation expense of $3.7 million, and an increase in non-cash stock option expense of $0.04 million, due to an increase in share price during the period.

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Adjusted EBITDA (a non-GAAP financial measure) in the fourth quarter of 2016 totaled $94,000, compared to $40,000 in the fourth quarter of 2015.

Net loss for the three months ended December 31, 2016 was $4.6 million, or $(0.09) per diluted share, compared to net loss of $7.1 million, or $(0.14) per basic and diluted share, for the fourth quarter of 2015. The increased net loss was primarily attributed to the significant increase in aforementioned non-cash stock option and stock compensation expenses.

Full Year 2016 Financial Results

eXp World Holdings reported revenue of $54.2 million for the year ended December 31, 2016, an increase of 137% compared to the prior year. This increase was mainly attributable to the 178% growth of the agent base during 2016, as eXp Realty grew from 864 to 2,401 agents.

In 2016, eXp Realty added 1,537 agents and brokers to its platform, an increase of 287% when compared to the 397 agents and brokers added in 2015. eXp Realty had 2,401 brokers and agents on its platform on December 31, 2016.

Operating loss for the full year 2016 was $26.0 million, an increase from $4.5 million in the same period in 2015. The increase in operating loss was primarily due to a significant increase in non-cash stock option expense of $20.5 million due to an increase in share price during the period, as well as a significant increase in non-cash stock compensation expense of $4.3 million as a result of agents joining the eXp Realty platform.

Adjusted EBITDA in 2016 increased 397% to $1.6 million, compared to $0.3 million in 2015.

Net loss in 2016 was $(26.0) million, or $(0.51) per diluted share, compared to net loss of $(4.6) million, or $(0.09) per diluted share in 2015. The increased net loss was primarily attributed to the aforementioned significant increase in non-cash stock option and stock compensation expenses.

Cash and cash equivalents as of December 31, 2016 were $1.7 million compared with $0.6 million as of December 31, 2015. Net operating cash flow for the year ended December 31, 2016 was $1.0 million, an increase of 195% from the last year.

About eXp World Holdings, Inc.

eXp World Holdings, Inc. (OTCQB: EXPI) is the holding company for eXp Realty LLC, the Agent-Owned Cloud Brokerage®. As a full-service real estate brokerage, eXp Realty provides 24/7 access to collaborative tools, training, and socialization for real estate brokers and agents through its 3-D, fully-immersive, cloud office environment. eXp Realty, LLC and eXp Realty of Canada, Inc. also feature an attractive revenue sharing program that pays agents a percentage of gross commission income earned by fellow real estate professionals who they attract into the Company.

As a publicly-traded company, eXp World Holdings, Inc. uniquely offers real estate professionals within its ranks opportunities to earn company stock for production and contributions to overall company growth.

For more information, please visit the Company's Twitter, LinkedIn, Facebook, YouTube, or visit www.eXpRealty.com.

Use of Non-GAAP Financial Measures

To provide investors with additional information regarding our financial results, this press release includes references to Adjusted EBITDA, a non-GAAP financial measure. We view Adjusted EBITDA as an operating performance measure and, as such, we believe that the GAAP financial measure most directly comparable to it is net income (loss). We define Adjusted EBITDA as net income excluding interest, income taxes, depreciation, amortization, and stock based compensation. We believe that Adjusted EBITDA provides us an important measure of operating performance, primarily from a cash flow standpoint, and enhances comparability while providing investors with useful insight into the underlying trends of the business. Our use of Adjusted EBITDA has limitations as an analytical tool, and this measure should not be considered in isolation or as a substitute for an analysis of our results as reported under GAAP, as the excluded items may have significant effects on our operating results and financial condition. Additionally, our measure of Adjusted EBITDA may differ from other companies' measure of Adjusted EBITDA. When evaluating our performance, Adjusted EBITDA should be considered with other financial performance measures, including various cash flow metrics, net income and other GAAP results. In the future, we may disclose different non-GAAP financial measures in order to help our investors and others more meaningfully evaluate and compare our future results of operations to our previously reported results of operations.

Safe Harbor Statement

The statements contained herein may include statements of future expectations and other forward-looking statements that are based on management's current views and assumptions and involve known and unknown risks and uncertainties that could cause actual results, performance or events to differ materially from those expressed or implied in such statements. Such forward-looking statements speak only as of the date hereof, and the Company undertakes no obligation to revise or update them. These statements include, but are not limited to, statements about the Company's expansion, revenue growth, operating results, financial performance and net income changes. Such statements are not guarantees of future performance. Important factors that may cause actual results to differ materially and adversely from those expressed in forward-looking statements include changes in business or other market conditions; the difficulty of keeping expense growth at modest levels while increasing revenues; and other risks detailed from time to time in the Company's Securities and Exchange Commission filings, including but not limited to the most recently filed Annual Report on Form 10-K.

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EXP WORLD HOLDINGS, INC.
CONSOLIDATED BALANCE SHEETS

	December 31,	December 31,
	2016	2015
ASSETS

CURRENT ASSETS
Cash and cash equivalents	$1,684,608	$571,814
Restricted cash	481,704	148,613
Accounts receivable, net of allowance $133,845 and $2,342, respectively	3,015,767	341,643
Prepaids and other assets	383,563	84,451

TOTAL CURRENT ASSETS	5,565,642	1,146,521
OTHER ASSETS
Fixed assets, net	538,405	110,195

TOTAL OTHER ASSETS	538,405	110,195

TOTAL ASSETS	$6,104,047	$1,256,716

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
Accounts payable	$317,420	$89,984
Customer deposits	481,704	148,613
Accrued expenses	2,742,119	425,613
Current portion of notes payable	35,778	–

TOTAL CURRENT LIABILITIES	3,577,021	664,210

Commitments and contingencies	–	–
STOCKHOLDERS' EQUITY
eXp World Holdings, Inc. Stockholders' Equity:
Common Stock, $0.00001 par value 220,000,000 shares authorized; 52,316,679 shares and 50,168,195 shares issued and outstanding at December 31, 2016 and December 31, 2015, respectively	523	502
Additional paid-in capital	34,526,859	6,611,781
Accumulated deficit	(32,004,561)	(5,991,088)
Accumulated other comprehensive income (loss)	4,205	(9,113)
Total eXp World Holdings, Inc. stockholders' equity	2,527,026	612,082
Non-controlling interests in subsidiary	–	(19,576)

TOTAL STOCKHOLDERS' EQUITY	2,527,026	592,506

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$6,104,047	$1,256,716

The accompanying notes are an integral part of these consolidated financial statements.

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EXP WORLD HOLDINGS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

	Year Ended December 31,
	2016	2015
Net revenues	$54,179,511	$22,866,787

Operating expenses
Cost of revenues	46,726,533	19,456,409
General and administrative	32,237,501	7,257,961
Professional fees	645,024	439,763
Sales and marketing	570,844	211,456

Total expenses	80,179,902	27,365,589

Net income (loss) from operations	(26,000,391)	(4,498,802)

Other income and (expenses)
Other income	15	23
Interest expense	(370)	(1,127)

Total other income and (expenses)	(355)	(1,104)

Income (loss) from before income tax expense	(26,000,746)	(4,499,906)

Income tax expense	(42,528)	(103,069)

Net income (loss)	(26,043,274)	(4,602,975)

Net loss attributable to non-controlling interest in subsidiary	29,801	21,526

Net income (loss) attributable to common shareholders	$(26,013,473)	$(4,581,449)

Net income (loss) per share attributable to common shareholders
Basic from continuing operations	$(0.51)	$(0.09)
Diluted from continuing operations	$(0.51)	$(0.09)

Weighted average shares outstanding
Basic	51,081,949	49,409,266
Diluted	51,081,949	49,409,266

The accompanying notes are an integral part of these consolidated financial statements.

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EXP WORLD HOLDINGS, INC.

RECONCILIATION OF NET LOSS TO ADJUSTED EBITDA

US-GAAP NET INCOME (LOSS) TO ADJUSTED EBITDA RECONCILIATION

	Fiscal Year Ended,	December 31,
Adjusted EBITDA reconciliation	2015	2016
Net Income / (Loss)	$(4,602,975)	$(26,043,274)
Interest	1,127	370
Taxes	103,069	42,528
Depreciation & Amortization	26,304	58,374
Stock Compensation	1,293,077	5,559,898
Stock Option	3,497,491	21,964,472
Adjusted EBITDA	$318,093	$1,582,368

US-GAAP NET INCOME (LOSS) TO ADJUSTED EBITDA RECONCILIATION

Adjusted EBITDA	Quarter Ended,
reconciliation	Mar-15	Jun-15	Sep-15	Dec-15	Mar-16	Jun-16	Sep-16	Dec-16
Net Income / (Loss)	(16,817)	(4,998,154)	$1,509,720	$(1,097,724)	$(625,447)	$(6,012,627)	$(14,655,711)	$(4,749,489)
Interest	461	464	202	–	–	–	–	370
Taxes	18,643	7,080	1,244	76,102	11,603	13,968	7,444	9,513
Depreciation & Amortization	5,323	7,824	5,863	7,294	12,626	12,929	12,555	20,264
Stock Compensation	99,798	672,327	212,951	308,001	248,725	482,984	795,401	4,032,788
Stock Option	(171,807)	4,384,538	(1,461,593)	746,353	433,530	6,117,510	14,632,458	780,974
Adjusted EBITDA	(64,399)	74,079	$268,387	$40,026	$81,037	$614,764	$792,147	$94,420

CONTACT INFORMATION

Investor Relations Contact:

Greg Falesnik

Managing Director

MZ Group - MZ North America

949-385-6449

Email contact

www.mzgroup.us

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